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Buckeye

FOR IMMEDIATE RELEASE
                                                Contact:                                   Steve Dean
                                                                                                            Sr. Vice President
and Chief Financial Officer
901-320-8352
Daryn Abercrombie
Investor Relations
901-320-8908
Website:  www.bkitech.com

BUCKEYE ANNOUNCES COMMENCEMENT OF CONSENT SOLICITATION

MEMPHIS, TN June 17, 2009 - Buckeye Technologies Inc. (NYSE:BKI) today announced that it has commenced a solicitation of consents (the “Consent Solicitation”) from holders of its outstanding $200 million aggregate principal amount of 8½% Senior Notes due October 1, 2013 (the “2013 Notes”) to amend the indenture for the 2013 Notes.  The purpose of the Consent Solicitation is to amend certain provisions of the indenture governing the 2013 Notes to permit the redemption, repurchase or retirement of subordinated indebtedness, including the Company’s senior subordinated notes due 2010, up to 16 months prior to maturity, which represents an increase of 4 months compared to the current indenture.

Buckeye will pay a consent fee of $650,000 in the aggregate to all consenting holders, subject to the requisite consents being validly delivered and not revoked by the holders.  The consent fee represents a portion of the estimated interest rate savings resulting from the Company’s ability to redeem its 8% senior subordinated notes due October 15, 2010 promptly following receipt of the requisite consents.  Following the expiration of the Consent Solicitation, Buckeye will compute the consent fee payable for each $1,000 principal amount of the 2013 Notes for which consents are validly delivered and not revoked by multiplying 1,000 by the quotient of (a) $650,000 and (b) the total principal amount of 2013 Notes for which consents are validly delivered and not revoked.  For example, assuming consents are validly delivered and not revoked by holders representing all of the outstanding 2013 Notes, the consent fee will equal $3.25 per $1,000 principal amount of the 2013 Notes.  Alternatively, assuming consents are validly delivered and not revoked by holders representing $100,001,000 of the outstanding 2013 Notes, the consent fee will equal $6.50 per $1,000 principal amount of the 2013 Notes for which consents are validly delivered and not revoked.  No consent fee will be paid unless the requisite consents are obtained.

The Consent Solicitation will expire at 5:00 p.m., New York City time, on June 30, 2009, unless extended.  The approval of the proposed amendments requires the consent of holders of at least a majority in aggregate principal amount of the outstanding 2013 Notes.  The terms and conditions of the Consent Solicitation are described in the Consent Solicitation Statement dated June 17, 2009, copies of which may be obtained from Global Bondholder Services Corporation.

Questions regarding the Consent Solicitation and requests for documentation may be directed to Global Bondholders Services Corporation, the information agent for the Consent Solicitation, at (866) 470-4300 (US toll-free) or (212) 430-3774 (collect).

This announcement is not a solicitation of consents with respect to any securities.  The Consent Solicitation is being made solely by the Consent Solicitation Statement dated June 17, 2009.

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA.  The Company currently operates facilities in the United States, Germany, Canada, and Brazil.  Its products are sold worldwide to makers of consumer and industrial goods.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting the Company’s operations, financing, markets, products, services and prices, and other factors.  For further information on factors which could impact the Company and the statements contained herein, please refer to public filings with the Securities and Exchange Commission.